UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fitzgerald, Gale S.
   800 Delaware Avenue
   Buffalo, NY  14209
2. Issuer Name and Ticker or Trading Symbol
   Computer Task Group, Incorporated
   TSK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1997
5. If Amendment, Date of Original (Month/Year)
   April 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |1/31/9|A   | |1,000             |A(1|           |                   |      |                           |
                           |7     |    | |                  |)  |           |                   |      |                           |
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Common Stock               |4/17/9|M   | |10,000            |A  |$6.875     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/17/9|S   | |10,000            |D  |$45.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/23/9|G   | |556               |D  |           |60,100             |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |3750               |I     |By Son                     |
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Common Stock               |      |    | |                  |   |           |2500               |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$6.875  |4/17/|M   |V|10,000     |D  |6/16/|6/16/|Common Stock|10,000 |       |276,500     |D  |            |
                      |        |97   |    | |           |   |94   |2008 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Grant of restricted stock exempt under Rule 16b-3 under 1991 Restricted Stock Plan.
SIGNATURE OF REPORTING PERSON
Peter P. Radetich attorney for Gale S. Fitzgerald
DATE
May 7, 1997